UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2024 (July 26, 2024)
Commission File Number: 1-35106

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware		27-5403694
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

11 Penn Plaza,
New York,	NY	10001
(Address of principal executive offices)		(Zip Code)

(212) 324-8500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMCX	The	NASDAQ	Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 26, 2024, James G. Gallagher, Executive Vice President and General Counsel of AMC Networks Inc. (the “Company”) and the Company entered into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Gallagher will remain employed by the Company until his retirement on January 2, 2025 or any earlier date on which the Company or Mr. Gallagher terminates his employment. Beginning August 1, 2024, Mr. Gallagher will perform such services during the remaining period of his employment as reasonably requested by the Company, which may include providing support in the hiring and onboarding of, and transitioning responsibility to, a successor General Counsel. The Company is in the process of determining his successor.
While Mr. Gallagher remains employed by the Company, he will continue to receive the compensation and benefits set forth in his employment agreement with the Company dated as of October 19, 2022 and participate in the Company’s benefit plans in accordance with their terms. Upon Mr. Gallagher’s termination of employment with the Company on January 2, 2025 (or in the event his earlier termination of employment by the Company without Cause (as defined in Mr. Gallagher’s employment agreement) or resignation for Good Reason (as defined in the Separation Agreement)) and subject to Mr. Gallagher’s executing and not revoking a general release of claims in favor of the Company, Mr. Gallagher will receive (i) a cash amount equal to 1.5 times the sum of Mr. Gallagher’s annual base salary and his annual target bonus, (ii) the payment of a bonus for 2024 if and when other similarly situated employees receive payment of bonuses for 2024 subject to the satisfaction of Company and business-unit performance objectives without adjustment for individual performance, (iii) if Mr. Gallagher’s employment is terminated by the Company without Cause or by him for Good Reason prior to January 2, 2025, a lump sum payment equal to the base salary he would have received from his termination date through January 2, 2025, (iv) continued coverage for himself and his eligible dependents under the Company’s group health, dental and vision plans until January 2, 2027 (or until he is eligible for comparable coverage under the plans of a subsequent employer), (v) continued vesting of his outstanding time-vested restricted stock unit awards and (vi) immediate vesting of his outstanding long-term cash performance awards, which shall be paid if and when other similarly situated employees receive payment of such cash performance awards subject to satisfaction of performance criteria. Mr. Gallagher is subject to certain covenants, including a noncompetition agreement that restricts Mr. Gallagher’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.
The foregoing description of the terms of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, which the Company intends to file as an exhibit with its Quarterly Report for the period ended June 30, 2024.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc.

Date:	July 30, 2024	By:	/s/ Anne G. Kelly
Anne G. Kelly
Executive Vice President and Corporate Secretary